AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION on November 23, 2004
REGISTRATION STATEMENT NO. 333-

SECURITIES AND EXCHANGE COMMISSION

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BLACKBAUD, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	11-2617163
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

2000 Daniel Island Drive
Charleston, South Carolina 29492
(843) 216-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1999 Stock Option Plan
2000 Stock Option Plan
2001 Stock Option Plan
2004 Stock Plan
(Full title of the plans)

Robert J. Sywolski, President
2000 Daniel Island Drive
Charleston, South Carolina 29492
(843) 216-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Donald R. Reynolds, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, North Carolina 27607
(919) 781-4000
FAX (919) 781-4865

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to	Amount to be	Offering Price	Aggregate Offering	Amount of
be Registered	Registered (1)	Per Share(2)	Price(2)	Registration Fee

Common Stock, $0.001 par value per share	10,571,872 shares	$13.27	$140,288,741.44	$17,774.58

(1) Consists of 1,819,562 shares reserved for issuance under the Registrant’s 1999 Stock Option Plan, 3,524,244 shares reserved for issuance under the Registrant’s 2000 Stock Option Plan, 4,071,816 shares reserved for issuance under the Registrant’s 2001 Stock Option Plan and 1,156,250 shares reserved for issuance under the Registrant’s 2004 Stock Plan.

(2) Estimated solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Common Stock on the Nasdaq National Market on November 22, 2004 in accordance with Rule 457(c).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

     The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2. Registrant Information and Employee Plan Annual Information.

     The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents heretofore filed by Blackbaud, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

     (a)      The Company’s Final Prospectus dated July 21, 2004, filed with the Commission on July 22, 2004 pursuant to Rule 424(b) of the Securities Act;

     (b)      The Company’s Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 2004 filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

     (c)      The Company’s Current Reports on Form 8-K, filed pursuant to Section 13 of the Exchange Act on August 4, September 22, October 5 and October 27, 2004; and

     (d)      The description of the Company’s common stock contained in Items 1 and 2 of its Registration Statement on Form 8-A filed with the Commission pursuant to Section 12(g) of the Exchange Act on February 20, 2004 and as may be amended from time to time.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4. Description of Securities

     Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

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Item 5. Interests of Named Experts and Counsel

     The legality of the shares of common stock to be issued in this offering will be passed upon for the Company by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

Item 6. Indemnification of Directors and Officers

     The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

     Section 145 also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 further provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

     Section 145 also authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

     The Company’s Certificate of Incorporation provides for the indemnification of officers and directors to the fullest extent permitted by the Delaware General Corporation Law.

     All of the Company’s directors and officers are covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7. Exemption From Registration Claimed

     Not applicable.

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Item 8. Exhibits

     The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
5.1	Opinion of Wyrick Robbins Yates & Ponton LLP.
10.6*	Blackbaud, Inc. 1999 Stock Option Plan, as amended.
10.7*	Blackbaud, Inc. 2000 Stock Option Plan, as amended.
10.8*	Blackbaud, Inc. 2001 Stock Option Plan, as amended.
10.20*	Blackbaud, Inc. 2004 Stock Plan.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Wyrick Robbins Yates & Ponton LLP (contained in Exhibit 5.1)
24.1	Power of Attorney (see page 5).

*	Previously filed in Registrant’s Registration Statement on Form S-1 (File No. 333-112978) as the identically numbered exhibit.

Item 9. Undertakings

     (a) The undersigned registrant hereby undertakes as follows:

          (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer of controlling person or the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of South Carolina, on the 23rd day of November 2004.

BLACKBAUD, INC.

By:	/s/ Robert J. Sywolski

Robert J. Sywolski,
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Robert J. Sywolski and Timothy V. Williams, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Robert J. Sywolski Robert J. Sywolski	President, Chief Executive Officer and Director (Principal Executive Officer)	November 23, 2004
/s/ Timothy V. Williams Timothy V. Williams	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 23, 2004
/s/ Paul B. Barber Paul V. Barber	Director	November 23, 2004
/s/ Marco W. Hellman Marco W. Hellman	Director	November 23, 2004
/s/ Dr. Sandra R. Hernández Dr. Sandra R. Hernández	Director	November 23, 2004
/s/ Andrew M. Leitch Andrew M. Leitch	Director	November 23, 2004
/s/ David R. Tunnell David R. Tunnell	Director	November 23, 2004

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